UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D.

MELISSA YEAGER

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The participants named herein (collectively, “the Participants”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On June 30, 2021, the Participants issued a press release announcing, among other things, that they had delivered to the Company a formal notice nominating five highly qualified director candidates for election at the Company’s 2021 Annual Meeting. A copy of the press release is filed herewith as Exhibit 1. The Press Release contains a link to a letter to the Company’s Stockholders that provides more details on the nominees (the “Stockholder Letter”). A copy of the Stockholder Letter is filed herewith as Exhibit 2. On July 1, 2021, the Participants launched a website (the “Website”) relating to their proposal located at www.advancingll.com housing, among other things, the Stockholder Letter. Copies of the materials posted to the Website are filed herewith as Exhibit 3. Information regarding the Participants in any future solicitation of proxies regarding the Company is filed herewith as Exhibit 4.

Exhibit 1

GROUP OF CYTODYN STOCKHOLDERS Nominates Five Highly Qualified Director Candidates to
REPLACE Board RESPONSIBLE FOR MISMANAGEMENT AND VALUE DESTRUCTION

Change Desperately Needed to Reverse Operational Failures, Underperformance, and Realize
Significant Value Potential of Company’s Leronlimab Drug

Sends Letter to Stockholders Urging Support of Nominees With Deeply Relevant Experience and
Critical Independent Perspectives

NEW YORK — July 1, 2021 — A group of long-time stockholders (the “Nominating Stockholders”) of CytoDyn Inc. (“CYDY or the “Company) (OTC: CYDY) today announced that it has sent a notice to CYDY nominating five highly experienced director candidates – Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staat, MD and Melissa Yaeger – to serve on the Company’s Board of Directors.

In the letter to stockholders, the Committee highlights the numerous ill-advised actions taken by CYDY’s current leadership, which has overseen many value-destructive failures involving the Company’s Leronlimab drug, while manipulating its corporate machinery to further entrench the Board and disenfranchise investors. The letter emphasizes that if elected, the nominees would recruit a new management team to replace the current one that is responsible for these failures, take the steps necessary to earn FDA approval for Leronlimab, and enhance long-term value for all stockholders.

The full text of the Nominating Stockholders’ letter to CYDY stockholders can be accessed at: www.advancingll.com/letter.

The Nominating Stockholders have launched a website at www.advancingll.com that includes information about the nominees and the group’s platform. It will be continuously updated with additional information.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D. and Melissa Yeager (collectively the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of CytoDyn Inc. (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, when available, upon request. Requests for copies should be directed to the Participants’ Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any jurisdiction to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

Media
Mark Semer/Sam Cohen

Gasthalter & Co.
212.257.4170

cydy@gasthalter.com

Investors

Okapi Partners

(844) 202-7428

Exhibit 2

Dear Fellow Stockholders,

As long-time, constructive investors of CytoDyn Inc. (“CYDY” or the “Company”), we (the “Nominating Stockholders”) are passionate about the Company’s mission to address cancer, HIV and other autoimmune diseases, and improve the quality of life for patients around the world. We remain steadfast believers in the tremendous potential of Leronlimab to treat HIV and other diseases, and our primary objective is to earn US Food and Drug Administration (FDA) approval for its use. We believe that if the Company is successful in receiving FDA approval for Leronlimab, it has the potential to save thousands of lives, and could result in significant value creation for all of the Company’s stockholders.

For the past seven years, we have remained patient with CYDY’s leadership as they have continued to promise FDA approval for Leronlimab is just around the corner. During this time, we have sought to be constructive, attempting to work with management to help solve the Company’s issues. Yet they have continually refused to accept advice from highly qualified professionals who have the ability to help secure the necessary approval for Leronlimab. Over the recent months, it has become clear that the Company has made virtually no progress in addressing the significant managerial and operational deficiencies that have destroyed stockholder value and led to unacceptable delays in receiving regulatory approval.

It is astounding that CYDY’s Chief Executive Officer Dr. Nader Pourhassan and Chief Medical Officer Dr. Scott Kelly, and the entire Board of Directors, have continued to resist our efforts at engagement while pursuing failed strategies that disenfranchise stockholders and further damage the Company’s already poor reputation with the FDA.

CYDY HAS MISMANAGED LERONLIMAB’S FDA APPROVAL PROCESS AND DESTROYED THE VALUE OF
YOUR INVESTMENT. TIME IS RUNNING OUT.

The growth of both CYDY and your investment in the Company hinges on the immediate success of Leronlimab. We need leadership that can obtain regulatory approval for the drug in an expedient fashion. Leronlimab’s first US FDA approval – along with subsequent approved indications – will generate significantly improved financial results and, in turn, drive enhanced value of every stockholder’s investment.

We must act now, as allowing the current Board and management to continue to mishandle stewardship of what we believe is an exceptionally promising drug will risk not only losing a critical opportunity to greatly help patients, but also our entire investment. Stockholders simply cannot afford another year of poor leadership, mismanagement and broken promises. The time for change is now.

We will seek your support in electing five highly qualified nominees to CYDY’s Board who will usher in a new era of corporate responsibility, operational oversight and value creation. Our nominees – Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD and Melissa Yaeger, JD – are among the most respected leaders in the relevant fields of medicine, regulatory oversight and corporate finance. These individuals would bring fresh perspectives to the Board, and are committed to providing effective, fact-based oversight to both management and the drug development process. They will work to enhance the value of your investment – not through financial engineering such as reverse stock splits, but by unleashing the potential value of Leronlimab.

Point #1: Dr. Pourhassan and Dr. Kelly Have Committed Significant Scientific Mismanagement

In our view, the primary reason for CYDY’s depressed market value is the Company’s repeated failure to execute critical clinical trials and receive necessary FDA approvals despite possessing all the necessary resources. In 2020, CYDY ran two clinical trials for Leronlimab, both of which were unsuccessful due to management’s and the board’s poor execution. The trials were ill-conceived and, as a result, consistently failed to meet their primary endpoints. In fact, the FDA’s request that the Company initiate a completely new clinical trial, rather than simply amend the current one, is further evidence that the design and implementation of CD12 was destined for failure from the start. Instead of finalizing the Biologics License Application (BLA) for HIV and in parallel pursuing COVID-19 trials that could succeed, CYDY under Dr. Pourhassan’s leadership has seemingly attempted to circumvent the FDA trial process and deceive stockholders about the status of Leronlimab and its future prospects.

Point #2: Dr. Pourhassan and Dr. Kelly Have Strained CytoDyn’s Relationship with the FDA

The key to a successful FDA application is an effective relationship between the applicant and the FDA, and an understanding of the expectations of the FDA and its requirements. Ineffective communication combined with stop and go application processes have led to a poor relationship with the FDA, resulting in failure to receive approvals and, thus, no revenue generation.

Dr. Pourhassan’s and Dr. Kelly’s tenures at CYDY have been marked by a consistent failure to meet FDA expectations leading to a poor and unsalvageable relationship. The FDA has repeatedly refused to authorize CYDY-led clinical trials or even authorize applications, putting the Company in an extremely precarious position from an operational and financial perspective.

Put simply, CYDY needs to restore its credibility with the FDA by installing a management team that is committed to working constructively with its primary regulator. This does not seem possible with the current management team in place. As you read about our director nominees, you will note that they have experience and positive relationships with the FDA.

Point #3: CYDY Has Repeatedly Misled Investors

CYDY’s current leadership has made numerous errors and misleading statements in investor communications, which has led, among other things, to further value destruction and a lack of credibility among the investment community. Consider the following:

•	Dr. Pourhassan claimed that CYDY would be a three-digit share price company after the results of the CD12 trial were unpublished but known internally. As we later learned, CD12 was disappointing at best. However, even after obtaining the actual results of the CD12 trial, the Company’s disclosures describing those results highlighted only some very parsed segments of the overall results, leaving the mistaken impression of overall trial success when that is clearly not the case. This behavior, in part, led to an unusual public rebuke of CYDY by the FDA. That rebuke clearly stated that CYDY failed to meet its COVID trial endpoints, taking the unusual step to emphasize the importance of well-designed clinical trials. CYDY’s share price dropped 34% subsequent to the FDA rebuke and has faltered ever since.

•	CYDY has in the past boasted and issued news releases about collaborations with reputable research institutions and labs. These alleged collaborations included Drexel University, the Scripps Research Institute, and Georgetown Medical Center. To date, there have been no published trial results, no SEC filings, no press releases, nor any clinical trial information listed in known public website filings for any research resulting from these collaborations. Such empty announcements continue to strain the Company's credibility.

•	CYDY has promoted the potential for COVID-19 revenue from foreign countries, including Canada, the UK, Philippines, Mexico, and Brazil. The Company has boasted about potential revenues in online videos, news releases, and public statements, but to date, there has been no indication that actual revenues are forthcoming. Management has failed to capitalize on international markets and, indeed, the drug has yet to receive approval from any international regulatory agency. While we support efforts to expand and develop international approvals and sales in order to maximize shareholder value, execution once again falls short, and international revenues will not compensate for the failure thus far to secure US FDA approval.

CYDY’S BOARD PRIORITIZES ITS OWN INTERESTS AT STOCKHOLDERS’ EXPENSE

Among the most troubling aspects of the CYDY affair is that the Company’s Board shows little regard for the people they purport to work for: CYDY stockholders. Their priorities are clear: enrich themselves first, worry about the Company and generating value for stockholders last. Consider the following:

•	Public company compensation committees utilize fair market comparisons to set CEO compensation, but CYDY has been wildly out of line in compensating its CEO when compared to normative industry standards. Dr. Pourhassan made $9,971,254 in total compensation in 2020, despite the fact that CYDY had no revenue in FY 2019. CYDY’s executive compensation borders on malfeasance and is frankly offensive.

•	A recent settlement of executive compensation litigation resulted in the recission of 5.4 million of a total of 9.3 million shares and options granted by the CYDY Board to the Board and non-Board employees in December 2019. The judge, Hon. Paul A. Fioravanti, stated in his bench ruling, “I am also concerned that the SLC (special litigation committee) allowed the mastermind of these awards, Mr. Pourhassan, to keep the equivalent of 40 percent of his awards…this strikes me as a case of unmitigated greed.” Further, the judge stated that upwards of $1 million was recoverable against the direct defendants in this case, yet Mr. Pourhassan and Kelly have not reimbursed the Company in any way.

NEW LEADERSHIP IS DESPERATELY NEEDED

While electing new leadership is just the first step towards delivering the significantly improved returns that CYDY’s long-suffering stockholders deserve, it is one that is imperative to the Company’s success. We believe that our highly qualified director nominees would bring deeply relevant experience and critical independent perspectives that are currently missing from the Board. Electing them in place of the current Board would position CYDY to obtain U.S. approval for Leronlimab and, in turn, maximize your investment, regardless of the size of your investment.

Our nominees – Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD, and Melissa Yaeger, JD – all possess executive and board experience and extensive knowledge of regulatory affairs. Dr. Errico, Dr. Patterson and Dr. Staats are three of the most highly regarded medical experts today, and Mr. Rosenbaum and Ms. Yaeger bring decades of experience in managing life sciences companies and in serious corporate decision making. These five nominees have the experience, skill sets, relationships, and backbone required to obtain U.S. and international approval for Leronlimab and challenge the status quo.

Additionally, we are prepared to install a new, more qualified CEO and executive leadership. After years of underperformance and mismanagement, new executive leadership is required to create value at CYDY. We will lean on the deep relationships that our nominees have built in the biotherapeutic and life sciences industries to conduct a search for highly qualified, experienced, and competent executives.

The time has come to hold CYDY management and the current Board accountable for the immense value destruction they have overseen throughout their tenure. Stockholders deserve honest, competent and transparent leadership and a Board that truly represents their best interests and will restore investor trust and generate the returns each and every one of us deserves.

The Nominating Stockholders look forward to discussing our plans for maximizing shareholder value with all of you in greater detail in the weeks ahead. In the meantime, for more information, please contact our information agent, Okapi Partners, at info@okapipartners.com or (844) 202-7428.

Sincerely,

The Nominating Stockholders

Paul A. Rosenbaum

Arthur Wilmes

Jeffrey Beaty

Biographies of Nominees for the CytoDyn Inc. Board of Directors

Thomas Errico, MD

Thomas Errico, MD is a world-class surgeon, entrepreneur, and FDA consultant, currently serving as Associate Director of Pediatric Orthopedic and Neurosurgical Spine at Nicklaus Children’s Hospital Center for Spinal Disorders in Miami, Florida, where he specializes in pediatric spinal deformities. He previously served over two decades as Chief of the Division of Spine at NYU Langone Medical Center.

While working at NYU Langone, Dr. Errico co-founded SpineCore, a spine technology company focused on alleviating spinal pain without immobilizing spinal segments. Dr. Errico remained a member of the company’s Board of Directors until the company’s sale to Stryker Corporation in 2004. Dr. Errico also co-founded electroCore, which specializes in neuromodulation. He helped lead the company through venture funding and its 2018 IPO, and currently serves on the company’s Board of Directors and is a principal investor. Dr. Errico also co-founded K2M, a developer of innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat complicated spinal pathologies. K2M was acquired by Stryker for $1.4 billion in 2018.

Throughout his career, Dr. Errico has built a strong relationship with the FDA, developing over 150 patents and serving as a consultant to companies including Pfizer and Howmedica. Additionally, he has served as president of the North American Spine Society and the International Society for the Advancement of Spine Surgery and was instrumental in founding the International Association of Spine Patients.

Dr. Errico received his undergraduate degree from Rutgers University before completing a residency in orthopedics at NYU Langone Medical Center and a fellowship in spine surgery at Toronto General Hospital in Canada.

Bruce K. Patterson, MD

Bruce Patterson, MD is a leading authority on the effects of viral pathogens on the human immune system. He currently serves as Founder and Chief Executive Officer of IncellDx, a leading biotechnology molecular diagnostics company. In this role, Dr. Patterson has pioneered technologies that have led to advances in detection, prognosis, and treatment of patients infected with HIV, HPV, cervical cancer, COVID-19, and other diseases. Dr. Patterson has also created companion diagnostics for FDA clinical trials run by Merck, Pfizer, and others, and has 91 issued and pending patents worldwide.

Dr. Patterson previously served as an Associate Professor and Medical Director of Diagnostic Virology at Stanford University Hospitals and Clinics, where he was also Director of Clinical Virology, and Co-Director of the AIDS Research Center. While at Stanford, Dr. Patterson was selected by his peers to enroll in the esteemed Physician Leadership Program taught by Stanford’s Graduate School of Business faculty.

Dr. Patterson graduated from the University of Michigan with a Bachelor of Science in microbiology and received his M.D. from The Feinberg School of Medicine at Northwestern University

Paul A. Rosenbaum

Paul A. Rosenbaum is the Co-Founder and Chief Executive Officer of SWR Corporation, which designs, sells, and markets specialty industrial chemicals. Prior to SWR. Mr. Rosenbaum served as Chief Executive Officer and Chairman of the Board of Directors of global media measurement and research company Rentrak Corporation, a NASDAQ-company ultimately sold to comScore.

Mr. Rosenbaum was previously Chief Partner at Rosenbaum Law Center, a private law firm specializing in corporate and administrative law. He also served in the Michigan Legislature from 1972 to 1978, chairing the House Judiciary Committee, and served as legal counsel to Michigan’s Speaker of the House.

Mr. Rosenbaum currently sits on The Providence St. Vincent Medical Foundation Council of Trustees and The Providence Heart & Vascular Institute Foundation Advisory Council. He was also appointed by former Oregon governor Ted Kulongoski to serve on the nine-member Board of Commissioners for The Port of Portland, and by current Oregon Governor Kate Brown to serve as Chairperson of the Oregon Liquor Control Commission.

Mr. Rosenbaum received his undergraduate degree from Springfield College and his graduate degree from George Washington University.

Peter Staats, MD

Peter Staats, MD is one of the world’s foremost pain management doctors, currently serving as Chief Medical Officer of electroCore; Chief Medical Officer of the National Spine and Pain Centers, the largest pain practice in the US; and President of the World Institute of Pain. In these roles, he helps develop and implement minimally invasive procedures for chronic pain, as well as neuromodulation strategies.

Dr. Staats began his career as a Physician at Johns Hopkins Hospital before founding the hospital’s Division of Pain Medicine, in which he served as division chief and director for a decade. In this capacity, he was the youngest major division chief in the history of Johns Hopkins Hospital and was the first anesthesiologist to obtain surgical privileges at any academic university in the United States. Dr. Staats went on to become a founding partner of Premier Pain Centers, where he served as Co-Managing Partner until its merger with the National Spine and Pain Centers, and Co-Founder of electroCore, along with Dr. Errico.

Dr. Staats has a long track record of working with the FDA, having served as the co-principal investigator on the largest randomized controlled trial ever performed on intrathecal pumps, and principal investigator on the first large scale trial on a novel intrathecal agent for pain. His patents have led to the use of novel pharmacologic agents, including Qutenza, Prialt, and Gammacore.

Additionally, he currently serves as president of the World Institute of Pain (WIP) and was previously chairman of the Board of Examination of the WIP. He has also served as president of the North American Neuromodulation Society, American Society of Interventional Pain Physicians, New Jersey Society of Interventional Pain Physicians, and the Southern Pain Society, and was selected to serve on the United States Health and Human Services pain task force subcommittee, where he helped define appropriate treatment societies for pain in America. Dr. Staats is also a medical advisor to Survivor Corps, a grassroots solution-based movement to support people affected by COVID-19.

Dr. Staats received his undergraduate degree from University of California Santa Barbara before earning his medical degree from the University of Michigan Medical School. He went on to complete his residency and fellowship training at the Johns Hopkins University School of Medicine. He also holds an MBA from Johns Hopkins.

Melissa A. Yaeger, JD

Melissa A. Yaeger, JD is an expert in pharmaceutical, medical device, and biotechnology regulatory affairs. She currently serves as Principal for Regulatory Consulting Group, a regulatory affairs and compliance consultant for development-stage biopharmaceutical companies. In this role, Ms. Yaeger develops and reviews technical, preclinical, and clinical data for regulatory submission to both U.S. and international agencies, and also serves as a regulatory and compliance liaison to global agencies.

Ms. Yaeger also serves as the Operating Partner at Accelerator Life Science Partners, where she helps identify new investment areas and provides regulatory support.

Previously, Ms. Yaeger was Senior Vice President of Regulatory Affairs at Alder Biopharmaceutics, Inc., where she was the lead strategist for comprehensive regulatory approval pathways of biologic and neurologic products. She has also served as Chief Regulatory Officer of Breath Therapeutics, Chief Operating Officer of Cardeas Pharma Corporation, and Vice President of Regulatory Affairs at Gilead Sciences.

Ms. Yaeger graduated from Stanford University with a B.A. in Human Biology and earned her JD from Santa Clara University School of Law. She has served on the boards of the Burke Museum of Natural History and Culture and the University of Washington Robinson Center Advisory Board.

Exhibit 3

[LOGO]

Advancing Leronlimab

Home News Releases Letters

GROUP OF CYTODYN STOCKHOLDERS NOMINATES FIVE HIGHLY QUALIFIED DIRECTOR CANDIDATES TO REPLACE BOARD RESPONSIBLE FOR MISMANAGEMENT AND VALUE DESTRUCTION

Change Desperately Needed to Reverse Operational Failures, Underperformance, and Realize Significant Value Potential of Company's Leronlimab Drug

Sends Letter to Stockholders Urging Support of Nominees With Deeply Relevant Experience and Critical Independent Perspectives

NEW YORK — July 1, 2021 — A group of long-time stockholders (the "Nominating Stockholders") of CytoDyn Inc. ("CYDY or the "Company) (OTC: CYDY) today announced that it has sent a notice to CYDY nominating five highly experienced director candidates – Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD and Melissa Yaeger – to serve on the Company's Board of Directors.

In the letter to stockholders, the Committee highlights the numerous ill-advised actions taken by CYDY's current leadership, which has overseen many value-destructive failures involving the Company's Leronlimab drug, while manipulating its corporate machinery to further entrench the Board and disenfranchise investors. The letter emphasizes that if elected, the nominees would recruit a new management team to replace the current one that is responsible for these failures, and take the steps necessary to earn FDA approval for Leronlimab and enhance long-term value for all stockholders.

The full text of the Nominating Stockholders' letter to CYDY stockholders can be accessed at: www.advancingll.com/letter.

The Nominating Stockholders have launched a website at www.advancingll.com that includes information about the nominees and the group's platform. It will be continuously updated with additional information.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D. and Melissa Yeager (collectively the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of CytoDyn Inc. (the "Company"). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, when available, upon request. Requests for copies should be directed to the Participants' Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

Disclaimer This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities desc ribed herein in any jurisdiction to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results,and the words "anticipate ," "believe," "expect," "potential," "could," "oppor tunity," "estimate," and similar expressions are generally intended to identify forward-looking statements.The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respec t to the accuracy or completeness of such data. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Contacts: Media Mark Semer/Sam Cohen Gasthalter & Co. 212.257.4170 cydy@gasthalter.com Investors Bruce Goldfarb/Chuck Garske Okapi Partners (212) 297-0720 Subscribe to Updates IEmailAddress Submit ©2021Advancingll.com

Advancing!I Leronlimab I Home News ReleasesLetters Dear Fellow Stockholders, As long-time, constructive investors of CytoDyn Inc. ("CYDY" or the "Company"), we (the "Nominating Stockholders") are passionate about the Company's mission to address cancer, HIV and other autoimmune diseases, and improve the quality of life for patients around the world. We remain steadfast believers in the tremendous potential of Leronlimab to treat HIV and other diseases. and our primary objective is to earn US Food and Drug Administration (FDA) approval for its use. We believe that if the Company is successful in receiving FDA approval for Leronlimab, it has the potential to save thousands of lives, and could result in signif icant value creation for all of the Company's stockholders. For the past seven years, we have remained patient with CYDY's leadership as they have continued to promise FDA approval for Leronlimab is just around the corner. During this time ,we have sought to be constructive, attempting to work with management to help solve the Company 's issues. Yet they have continually refused to accept advice from highly qualified professionals who have the ability to help secure the necessary approval for Leronlimab. Over the recent months, it has become clear that the Company has made virtually no progress in addressing the significant managerial and operational deficiencies that have destroyed stockholder value and led to unacceptable delays in receiving regulatory approval. It is astounding that CYDY's Chief Executive Officer Dr. Nader Pourhassan and Chief Medical Officer Dr. Scott Kelly, and the entire Board of Directors, have continued to resist our efforts at engagement while pursuing failed strategies that disenfranchise stockholders and further damage the Company's already poor reputation with the FDA. CYDY HAS MISMANAGED LERONLIMAB'S FDA APPROVAL PROCESS AND DESTROYED THE VALUE OF YOUR INVESTMENT. TIME IS RUNNING OUT. The growth of both CYDY and your investment in the Company hinges on the immediate success of Leronlimab. We need leadership that can obtain regulatory approval for the drug in an expedient fashion. Leronlimab's first US FDA approval - along with subsequent approved indications - will generate significant ly improved financial results and, in turn, drive enhanced value of every stockholder's investment. We must act now, as allowing the current Board and management to continue to mishandle stewardship of what we believe is an exceptionally promising drug will risk not only losing a critical opportunity to greatly help patients, but also our entire investment. Stockholders simply cannot afford another year of poor leadership, mismanagement and broken promises. The time for change is now. We will seek your support in electing f ive highly qualified nominees to CYDY's Board who will usher in a new era of corporate responsibility, operational oversight and value creation. Our nominees - Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD and Melissa Yaeger, JD - are among the most respected leaders in the relevant fields of medicine, regulatory oversight and corporate finance. These individuals would bring fresh perspectives to the Board, and are committed to providing effective, fact-based oversight to both management and the drug development process. They will work to enhance the value of your investment - not through financial engineering such as reverse stock splits, but by unleashing the potential value of Leronlimab.

Point #1: Dr. Pourhassan and Dr. KellY. Have Committed Significant Scientific Mismanagement In our view, the primary reason for CYDY's depressed market value is the Company's repeated failure to execute critical clinical trials and receive necessary FDA approvals despite possessing all the necessary resources. In 2020, CYDY ran two clinical trials for Leronlimab, both of which were unsuccessful due to management's and the board's poor execution. The trials were ill-conceived and, as a result,consistently failed to meet their primary endpoints. In fact, the FDA's request that the Company initiate a completely new clinical trial, rather than simply amend the current one, is further evidence that the design and implementation of CD12 was destined for failure from the start. Instead of finalizing the Biologics License Application (BLA) for HIV and in parallel pursuing COVID-19 trials that could succeed, CYDY under Dr. Pourhassan's leadership has seemingly attempted to circumvent the FDA trial process and deceive stockholders about the status of Leronlimab and its future prospects. Point #2: Dr. Pourhassan and Dr. KellY. Have Strained CyJoDY.n's RelationshiR with the FDA The key to a successful FDA application is an effective relationship between the applicant and the FDA, and an understanding of the expectations of the FDA and its requirements. Ineffective communication combined with stop and go application processes have led to a poor relationship with the FDA, resulting in failure to receive approvals and, thus,no revenue generation. Dr. Pourhassan's and Dr. Kelly's tenures at CYDY have been marked by a consistent failure to meet FDA expectations leading to a poor and unsalvageable relationship. The FDA has repeatedly refused to authorize CYDY-led clinical trials or even authorize applications, putting the Company in an extremely precarious position from an operational and financial perspective. Put simply, CYDY needs to restore its credibility with the FDA by installing a management team that is committed to working constructively with its primary regulator. This does not seem possible with the current management team in place. As you read about our director nominees, you will note that they have experience and positive relationships with the FDA. Point #3: CYDY Has Re12eatedlY. Misled Investors CYDY's current leadership has made numerous errors and misleading statements in investor communications, which has led, among other things, to further value destruction and a lack of credibility among the investment community. Consider the following: Dr. Pourhassan claimed that CYDY would be a three-digit share price company after the results of the CD12 trial were unpublished but known internally. As we later learned, CD12 was disappointing at best. However, even after obtaining the actual results of the CD12 trial, the Company's disclosures describing those results highlighted only some very parsed segments of the overall results, leaving the mistaken impression of overall trial success when that is clearly not the case. This behavior, in part, led to an unusual public rebuke of CYDY by the FDA. That rebuke clearly stated that CYDY failed to meet its COVID trial endpoints, taking the unusual step to emphasize the importance of well-designed clinical trials. CYDY's share price dropped 34% subsequent to the FDA rebuke and has faltered ever since. CYDY has in the past boasted and issued news releases about collaborations with reputable research institutions and labs. These alleged collaborations included Drexel University, the Scripps Research Institute, and Georgetown Medical Center. To date, there have been no published trial results, no SEC filings, no press releases,nor any clinical trial information listed in known public website filings for any research resulting from these collaborations. Such empty announcements continue to strain the Company's credibility. CYDY has promoted the potential for COVID-19 revenue from foreign countries. including Canada, the UK, Philippines, Mexico, and Brazil. The Company has boasted about potential revenues in online videos, news releases, and public statements, but to date, there has been no indication that actual revenues are forthcoming. Management has failed to capitalize on international markets and, indeed, the drug has yet to receive approval from any international regulatory agency. While we support efforts to expand and develop international approvals and sales in order to maximize shareholder value, execution once again falls short, and international revenues will not compensate for the failure thus far to secure US FDA approval.

CYDY'S BOARD PRIORITIZES ITS OWN INTERESTS AT STOCKHOLDERS ' EXPENSE Among the most troubling aspects of the CYDY affair is that the Company's Board shows little regard for the people they purport to work for: CYDY stockholders. Their priorities are clear: enrich themselves first, worry about the Company and generating value for stockholders last. Consider the following: Public company compensation committees utilize fair market comparisons to set CEO compensation, but CYDY has been wildly out of line in compensating its CEO when compared to normative industry standards. Dr. Pourhassan made $9,971,254 in total compensation in 2020, despite the fact that CYDY had no revenue in FY 2019. CYDY's executive compensation borders on malfeasance and is frankly offensive . A recent settlement of executive compensation litigation resulted in the recission of 5.4 million of a total of 9.3 million shares and options granted by the CYDY Board to the Board and non-Board employees in December 2019. The judge , Hon. Paul A. Fioravanti, stated in his bench ruling, "I am also concerned that the SLC (special litigation committee) allowed the mastermind of these awards, Mr. Pourhassan , to keep the equivalent of 40 percent of his awards ...this strikes me as a case of unmitigated greed." Further, the judge stated that upwards of $1 million was recoverable against the direct defendants in this case, yet Mr. Pourhassan and Kelly have not reimbursed the Company in any way. NEW LEADERSHIP rs DESPERATELY NEEDED While electing new leadership is just the first step towards delivering the significantly improved returns that CYDY's long-suffering stockholders deseNe, it is one that is imperative to the Company's success. We believe that our highly qualified director nominees would bring deeply relevant experience and critical independent perspectives that are currently missing from the Board. Electing them in place of the current Board would position CYDY to obtain U.S. approval for Leronlimab and, in turn, maximize your investment, regardless of the size of your investment. Our nominees --Thomas Errico, MD, Bruce Patterson, MD, Paul Rosenbaum, Peter Staats, MD, and Melissa Yaeger, JD --all possess executive and board experience and extensive knowledge of regulatory affairs. Dr. Errico, Dr. Patterson and Dr. Staats are three of the most highly regarded medical experts today, and Mr. Rosenbaum and Ms.Yaeger bring decades of experience in managing life sciences companies and in serious corporate decision making. These five nominees have the experience, skill sets, relationships,and backbone required to obtain U.S. and international approval for Leronlimab and challenge the status quo. Additionally, we are prepared to install a new, more qualified CEO and executive leadership. After years of underperformance and mismanagement, new executive leadership is required to create value at CYDY. We will lean on the deep relationships that our nominees have built in the biotherapeutic and life sciences industries to conduct a search for highly qualified, experienced, and competent executives. The time has come to hold CYDY management and the current Board accountable for the immense value destruction they have overseen throughout their tenure. Stockholders deserve honest, competent and transparent leadership and a Board that truly represents their best interests and will restore investor trust and generate the returns each and every one of us deserves. The Nominating Stockholders look forward to discussing our plans for maximizing shareholder value with all of you in greater detail in the weeks ahead. In the meantime, tor more information, please contact our information agent, Okapi Partners, at info@okapipartners.com or (844). 202-7428. Sincerely, The Nominating Stockholders Paul A. Rosenbaum Arthur Wilmes Jeffrey Beaty

Biographies of Nominees for the CytoDyn Inc. Board of Directors Thomas Errico, MD Thomas Errico, MD is a wor ld-class surgeon, entrepreneur, and FDA consultant, currently seNing as Associate Director of Pediatric Orthopedic and Neurosurgical Spine at Nicklaus Children's Hospital Center for Spinal Disorders in Miami,Florida, where he specializes in pediatric spinal deformities. He previously seNed over two decades as Chief of the Division of Spine at NYU Langone Medical Center. While working at NYU Langone, Dr. Errico co-founded SpineCore, a spine technology company focused on alleviating spinal pain without immobilizing spinal segments. Dr. Errico remained a member of the company's Board of Directors until the company's sale to Stryker Corporation in 2004. Dr. Errico also co-founded electroCore, which specializes in neuromodulation. He helped lead the company through venture funding and its 2018 IPO, and currently serves on the company's Board of Directors and is a principal investor. Dr. Errico also co-founded K2M,a developer of innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat complicated spinal pathologies. K2M was acquired by Stryker for $1.4 billion in 2018. Throughout his career. Dr. Errico has built a strong relationship with the FDA, developing over 150 patents and serving as a consultant to companies including Pfizer and Howmedica. Additionally, he has seNed as president of the North American Spine Society and the International Society for the Advancement of Spine Surgery and was instrumental in founding the International Association of Spine Patients. Dr. Errico received his undergraduate degree from Rutgers University before completing a residency in orthopedics at NYU Langone Medical Center and a fellowship in spine surgery at Toronto General Hospital in Canada. Bruce K. Patterson, MD Bruce Patterson, MD is a leading authority on the effects of viral pathogens on the human immune system. He currently serves as Founder and Chief Executive Officer of lncellDx, a leading biotechnology molecular diagnostics company. In this role, Dr. Patterson has pioneered technologies that have led to advances in detection , prognosis,and treatment of patients infected with HIV, HPV, cervical cancer, COVID-19, and other diseases. Dr. Patterson has also created companion diagnostics for FDA clinical trials run by Merck, Pfizer, and others, and has 91 issued and pending patents worldwide. Dr. Patterson previously served as an Associate Professor and Medical Director of Diagnostic Virology at Stanford University Hospitals and Clinics,where he was also Director of Clinical Virology, and Co-Director of the AIDS Research Center. While at Stanford, Dr. Patterson was selected by his peers to enroll in the esteemed Physician Leadership Program taught by Stanford's Graduate School of Business faculty. Dr. Patterson graduated from the University of Michigan with a Bachelor of Science in microbiology and received his M.D. from The Feinberg School of Medicine at Northwestern University

Paul A. Rosenbaum Paul A. Rosenbaum is the Co-Founder and Chief Executive Officer of SWR Corporation ,which designs,sells, and markets specialty industrial chemicals. Prior to SWR. Mr. Rosenbaum served as Chief Executive Officer and Chairman of the Board of Directors of global media measurement and research company Rentrak Corporation ,a NASDAQ -company ultimately sold to comScore. Mr. Rosenbaum was previously Chief Partner at Rosenbaum Law Center,a private law f irm specializing in corporate and administrative law. He also served in the Michigan Legislature from 1972 to 1978, chairing the House Judiciary Committee, and served as legal counsel to Michigan's Speaker of the House. Mr. Rosenbaum currently sits on The Providence St. Vincent Medical Foundation Council of Trustees and The Providence Heart & Vascular Institute Foundation Advisory Council. He was also appointed by former Oregon governor Ted Kulongoski to serve on the nine-member Board of Commissioners for The Port of Portland,and by current Oregon Governor Kate Brown to serve as Chairperson of the Oregon Liquor Control Commission . Mr. Rosenbaum received his undergraduate degree from Springfield College and his graduate degree from George Washington University. Peter Staats, MD Peter Staats, MD is one of the wor ld's foremost pain management doctors, currently serving as Chief Medical Officer of electroCore; Chief Medical Officer of the National Spine and Pain Centers. the largest pain practice in the US;and President of the World Institute of Pain. In these roles, he helps develop and implement minimally invasive procedures for chronic pain, as well as neuromodulat ion strategies. Dr. Staats began his career as a Physician at Jolnns Hopkins Hospital before founding the hospital's Division of Pain Medicine, in which he served as division chief and director for a decade. In this capacity, he was the youngest major division chief in the history of Johns Hopkins Hospital and was the first anesthesiologist to obtain surgical privileges at any academic university in the United States. Dr. Staats went on to become a founding partner of Premier Pain Centers,where he served as Co-Managing Partner until its merger with the National Spine and Pain Centers, and Co-Founder of electroCore, along with Dr. Errico. Dr. Staats has a long track record of working with the FDA,having served as the co-principal investigator on the largest randomized controlled trial ever performed on intrathecal pumps, and principal investigator on the first large scale trial on a novel intrathecal agent for pain. His patents have led to the use of novel pharmacologic agents, including Qutenza, Prialt, and Gammacore. Additionally, he currently serves as president of the World Institute of Pain (WIP) and was previously chairman of the Board of Examination of the WIP. He has also served as president of the North Ame rican Neuromodulation Society,American Society of lnterventional Pain Physicians, New Jersey Society of lnterventional Pain Physicians,and the Southern Pain Society, and was selected to serve on the United States Health and Human Services pain task force subcommittee, where he helped define appropriate treatment societies for pain in America. Dr. Staats is also a medical advisor to Survivor Corps, a grassroots solution based movement to support people affected by COVID-19. Dr. Staats received his undergraduate degree from University of California Santa Barbara before earning his medical degree from the University of Michigan Medical School. He went on to complete his residency and fellowship training at the Johns Hopkins University School of Medicine. He also holds an MBA from Johns Hopkins.

Melissa A. Yaeger,JD Melissa A. Yaeger,JD is an expert in pharmaceutical, medical device, and biotechnology regulatory affairs. She currently serves as Principal for Regulatory Consulting Group, a regulatory affairs and compliance consultant for development-stage biopharmaceutical companies. In this role, Ms. Yaeger develops and reviews technical, preclinical.and clinical data for regulatory submission to both U.S. and international agencies. and also serves as a regulatory and compliance liaison to global agencies. Ms. Yaeger also serves as the Operating Partner at Accelerator Life Science Partners, where she helps identify new investment areas and provides regulatory support. Previously, Ms. Yaeger was Senior Vice President of Regulatory Affairs at Alder Biopharmaceutics, Inc., where she was the lead strategist for comprehensive regulatory approval pathways of biologic and neurologic products. She has also served as Chief Regulatory Officer of Breath Therapeutics, Chief Operating Officer of Cardeas Pharma Corporation ,and Vice President of Regulatory Affairs at Gilead Sciences . Ms. Yaeger graduated from Stanford University with a B.A. in Human Biology and earned her JD from Santa Clara University School of Law. She has served on the boards of the Burke Museum of Natural History and Culture and the University of Wash ington Robinson Center Advisory Board. Subscribe to Updates IEmailAddress Submit ©2021 Advancingll.com

Advancing!I Leronlimab I HomeNews ReleasesLetters Charting the Path to Approval \ . We are a group of CytoDyn Inc. (OTC:CYDY) ("CYDY" or the "Company") stockholders that passionately believes in the potential of the company's Leronlimab drug to address cancer, HIV and other autoimmune diseases . Unfortunately, CYDY's management team and Board of Directors have repeatedly failed to execute critical clinical trials and receive necessary FDA approvals for Leronlimab. We believe that if CYDY is ultimately successful in receiving approval for Leronlimab, it will not only result in significant value creation for all stockholders regardless of number of shares owned, but also save thousands of lives around the world. Change is desperately needed at CytoDyn to reverse operational failures and underperformance, while also realizing the significant value potential of Leronlimab.To this end, we have submitted the following five highly qualified, fully independent Director nominees to replace the current board and reverse the company's current mismanagement and value destruction: Thomas Errico, MD Bruce Patterson, MD Paul Rosenbaum Peter Staats, MD Melissa Yaeger These nominees have deeply relevant experience and critical independent perspectives. If elected, they will recruit a new senior management team and take the steps necessary to earn FDA approval for Leronlimab.

This website includes information about the nominees and our group's platform. It will be continuously updated with additionalinformation. IEmail Address Subscribe to Updates Submit ©2021 AdvancingLL.com

Exhibit 4

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants named herein (collectively, the “Participants”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, BY CALLING (844) 202-7428.

The participants in the proxy solicitation are anticipated to be Paul A. Rosenbaum (“Mr. Rosenbaum”), Jeffrey Paul Beaty (“Mr. Beaty”), Arthur L. Wilmes (“Mr. Wilmes”), Thomas J. Errico, M.D. (“Dr. Errico”), Bruce Patterson, M.D. (“Dr. Patterson”) and Melissa Yeager (“Ms. Yeager”). As of the date hereof, Mr. Rosenbaum beneficially owns directly 1,300,000 shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Beaty directly owns 888,888 shares of Common Stock. As of the date hereof, Mr. Wilmes directly owns 90,000 shares of Common Stock. As of the date hereof, Dr. Errico directly owns 2,508,705 shares of Common Stock. As of the date hereof, Dr. Patterson directly beneficially owns 569,242 shares of Common Stock. As of the date hereof, Dr. Staats directly beneficially owns 700,000 shares of Common Stock. As of the date hereof, Ms. Yeager does not beneficially owns any shares of Common Stock.